Exhibit 10.1

THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

CONFIDENTIAL TREATMENT REQUESTED

EXCLUSIVE LICENSE AND MARKETING AGREEMENT

This Exclusive License and Marketing Agreement is made and entered into this 21st day of July, 2005, by and between Depomed, Inc. (“Depomed”), a California corporation having an address at 1360 O’Brien Drive, Menlo Park, California 94025, and Esprit Pharma, Inc., (“Esprit”), a Delaware  corporation having an address at 2 Tower Center Boulevard, East Brunswick, New Jersey  08816.

RECITALS

A.                                   Depomed is the owner of original processes, patents and know-how for the development and manufacture of, and has marketing rights in the Territory (as defined below) to, the Licensed Product (as defined below).

B.                                     Esprit is engaged in the business of distributing and marketing pharmaceutical products.

C.                                     Esprit desires to obtain rights to market and sell the Licensed Product in the Territory.

It is therefore agreed as follows:

1.                                       Definitions.

The terms defined in this Article 1 shall, for all purposes of this Agreement, have the following meanings:

“Active Ingredient” means the chemical compound known as ciprofloxacin hydrochloride.

“Affiliate” means any corporation or other entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the designated Party but only for so long as such relationship exists.  For the purposes of this section, “Control” mean ownership of at least fifty percent (or such lesser percent as may be the maximum that may be owned by foreign interests pursuant to the laws of the country of incorporation) of the shares of stock entitled to vote for directors in the case of a corporation and at least fifty percent (or such lesser percent as may be the maximum that may be owned by foreign interests pursuant to the laws of the country of domicile) of the interests in profits in the case of a business entity other than a corporation.

“Call” means a face-to-face contact between a member of Esprit’s sales force and a prescriber or potential prescriber of Licensed Product during which relevant characteristics of Licensed Product are described by the member of Esprit’s sales force.

“Distribute” or “Distribution” means the distribution of, and fulfillment of customer orders for, Licensed Product.

“Effective Date” means the date first referred to above.

“Esprit Change of Control” means (i) the acquisition by any person or group (as defined in Section 13(d)(3) or 14(d)(2) of the Securities and Exchange Act of 1934, as amended) of direct or beneficial ownership (as defined in Rule 13d-3 under the Securities and Exchange Act of 1934, as amended) of more than fifty percent of the voting stock of Esprit; (ii) any merger, amalgamation or consolidation of Esprit or an Affiliate of Esprit with another corporation or other entity in which the stockholders of Esprit, immediately prior to such amalgamation, consolidation, or merger, own less than fifty percent of the voting stock of the surviving corporation immediately after such transaction; or (iii) the sale or exclusive license of substantially all of the assets of Esprit.

“FDA” means the United States Food and Drug Administration or any successor United States governmental agency performing similar functions with respect to pharmaceutical products.

“First Commercial Sale” means the date of the first commercial sale of Licensed Product in the Territory.

“GR System” means Depomed’s delivery system designed to be retained in the stomach for an extended period of time while that delivery system delivers the incorporated drug or drugs, as described in the Patent Rights.

“IND” means an Investigational New Drug Application filed with the FDA.

“Know-How” means all inventions, discoveries, trade secrets, improvements and information not in the public domain, whether or not patented or patentable (but excluding Patent Rights), together with all experience, data, formulas, procedures and results, and improvements thereon, now or hereafter developed or acquired by and proprietary or licensed with right to sublicense to Depomed on the Effective Date or which are developed or acquired during the term of and in connection with this Agreement, which relate to or are used in conjunction with the development, manufacture or use of the Licensed Product.

“Licensed Product” means the extended release ciprofloxacin HCl pharmaceutical product known as ProquinTM XR comprised of the GR System and the Active Ingredient.

“Market” means to promote, Distribute, market, advertise, sell or offer to sell.

“NDA” means a New Drug Application or application for approval to market submitted to the FDA.

“Net Sales” means the actual gross amount invoiced on sales of the Licensed Product in the Territory by Esprit, its Affiliates, sublicensees and assigns to independent, unrelated Third Parties during a calendar year in bona fide arms length transactions, less the following deductions allowed and taken by Third Parties and not otherwise recovered by or reimbursed to Esprit, its Affiliates, sublicensees or assigns: (a) freight, insurance and other transportation charges to the extent added to the sales price and set forth separately as such on the total amount invoiced; (b) any sales, use, value-added, excise taxes and/or duties or allowances on the selling price of the Licensed Product which fall due and are paid as a consequence of such sale; (c) chargebacks, trade, quantity and cash discounts and rebates actually allowed and taken to the extent customary in the trade, including, without limitation, governmental rebates; (d) allowances or credits, including but not limited to, allowances or credits to customers on account of rejection, defects or returns of the Licensed Product or because of a retroactive price reduction, and such other deductions (including without limitation shortage deductions) actually taken by customers that are customary in the trade; and (e) bad debt. Net Sales shall not include a sale or transfer to an Affiliate, sublicensee and assign or if done for clinical, regulatory or governmental purposes where no consideration is received but the resale by such Affiliate, sublicensee, or assign shall be considered a sale of such Licensed Product.

“Party” means Depomed or Esprit, and “Parties” means both Depomed and Esprit and their Affiliates.

“Patent Rights” mean any patent application or issued patent relating to the Licensed Product or improvement thereof or to methods for making or using Licensed Product or improvement thereof, which rights are owned or acquired by or licensed to Depomed as of the Effective Date or which are developed or acquired by Depomed during the term of this Agreement, in the United States, including any addition, continuation, continuation-in-part, or division thereof or any substitute application thereof, any reissue or extension of any such patent, and any confirmation patent, registration patent revalidation patent, or patent of addition based on any such patent.  All United States patents and patent applications currently within this definition and applicable to this Agreement are set forth in Exhibit A, which Exhibit shall be amended as necessary to reflect changes or additions to the Patent Rights.

“Primary Care Market” means the market for the Product in the Territory, excluding the Urology Market.

“Primary Position Detail Call” means a Call in which (i) Licensed Product is the first product detailed during the Call, (ii) a majority of the total time of the Call is spent on the presentation of Licensed Product, and (iii) key Licensed Product attributes are presented.

“Proprietary Information” means any and all scientific, clinical, regulatory, marketing, financial and commercial information or data, whether communicated in writing, orally or by any other means, which is owned and under the protection of one Party and is provided by that Party to the other Party in connection with this Agreement.

“Regulatory Approval” means the permission or consent granted by the FDA for the Marketing of the Licensed Product in the Territory.

“Regulatory Data” means data including, but not limited to, medical, toxicological, pharmacological and clinical data to the extent necessary to, required for, or included in any governmental regulatory filing to obtain or maintain Regulatory Approval to Market the Licensed Product, including post-approval reports, filings and submissions.

“Secondary Position Detail Call” means a Call in which key Licensed Product attributes are presented after a detail of another product.

“Supply Agreement” means the Supply Agreement, dated as the date of this Agreement, by and between Depomed and Esprit related to the supply of Licensed Product by Depomed to Esprit.

“Territory” means the United States, Puerto Rico and the possessions of the United States.

“Third Party(ies)” means a person or entity who or which is neither a Party nor an Affiliate of a Party.

“Trademark(s)” means the Proquin® XR trademark, for which Depomed has filed an application for federal registration with the United States Patent and Trademark Office (Ser. No. 78/356,939, which was approved for registration on April 22, 2005), and all related domain names identified on Exhibit A, and other common law trademark rights related thereto.

“Urology Market” means the market for the Licensed Product comprising all urologists in the Territory.

“Valid Claim” mean a claim of an unexpired issued patent falling within Patent Rights which shall not have been withdrawn, canceled, or disclaimed nor held invalid by a court, tribunal, arbitrator or governmental agency of competent jurisdiction in a final or unappealed or unappealable decision.

2.                                       License Grant and Royalties.

2.1                                 License Grant.  Depomed hereby grants to Esprit an exclusive license in the Territory under the Patent Rights, with the right to grant sublicenses, to Market the Licensed Product.

2.2                                 Trademarks.  Esprit shall have the right to Market the Licensed Product under the Trademark.  Except as set forth in the preceding sentence, nothing herein shall be deemed to give either Party any rights to the trademarks of the other Party, provided that Esprit may freely refer to the trademark “GR System” with respect to the Licensed Product so long as it is used in a form that protects the proprietary interests of Depomed in such trademark.

2.3                                 Royalties.

(a)                                  In consideration for the licenses granted herein, Esprit will pay to Depomed an earned royalty of:

(i)                                     fifteen percent (15%) of the first Twenty Million Dollars ($20,000,000) of aggregate Net Sales of Licensed Product in the Territory in each calendar year;

(ii)                                  seventeen and one-half (17.5%) of the next Twenty Million Dollars ($20,000,000) of aggregate Net Sales of Licensed Product in the Territory in each calendar year;

(iii)                               twenty percent (20%) of the next Forty Million Dollars ($40,000,000) of aggregate Net Sales of Licensed Product in the Territory in each calendar year; and

(iv)                              twenty-five percent (25%) of aggregate Net Sales of Licensed Product in the Territory in excess of Eighty Million Dollars ($80,000,000) in each calendar year.

(b)                                 Notwithstanding the foregoing provisions of Section 2.3(a), Depomed will be entitled to the minimum royalty payments set forth on Exhibit B (each, a “Minimum Annual Royalty Amount”) for each calendar year of the term of this Agreement beginning on or after January 1, 2006); provided, however, that any minimum annual royalty payment payable pursuant to this Section 2.3(b) shall be pro-rated for any portion of any calendar year of the term of this Agreement during which Depomed fails to meet its supply obligations to Esprit pursuant to the Supply Agreement.

(c)                                  Esprit shall pay earned royalties in each case for the greater of ten years from the First Commercial Sale of the Licensed Product or until the Licensed Product is no longer covered by a Valid Claim of an issued patent included in Patent Rights.  If the Licensed Product was not or is no longer covered by a Valid Claim but the ten-year period has not expired, then the aggregate annual Net Sales that are subject to payment of earned royalty shall be reduced to one-half of such actual Net Sales (on a pro rated basis for any partial year during which such reduced royalty rate is in effect).  Upon the expiration of such period as provided in this Section 2.3, Esprit shall have a fully paid-up nonexclusive license to Market the Licensed Product in the Territory.

2.4                                 Payment of Royalties.  Earned royalty payments under Section 2.3 shall be made, to the extent permitted by law, within thirty days following the end of each calendar quarter, and each payment shall include royalties which shall have accrued during said calendar quarter.  The quarterly payment for the fourth quarter of each calendar year beginning on January 1, 2006 shall be accompanied by a payment equal to the excess of the Minimum Annual Royalty Amount applicable to such calendar year over the aggregate amount of earned royalty payments for such calendar year otherwise payable under Section 2.3.  Such quarterly payments shall be accompanied by a report setting forth separately the Net Sales of Licensed Product sold during said calendar quarter and the calculation of royalties payable for such calendar quarter.

2.5                                 No Multiple Royalties.  No multiple royalties shall be payable because the Licensed Product, its manufacture, use or sale is or shall be covered by more than one Patent Right.

2.6                                 Records.  Esprit and its Affiliates, sublicensees and assigns shall keep and maintain records of Net Sales.  Such records shall be open to inspection at any mutually agreeable time during normal business hours within three years after the royalty period to which such records relate by an independent certified public accountant reasonably acceptable to Esprit but selected by Depomed.  Said accountant shall have the right to examine the records kept pursuant to this Agreement and report findings of said examination of records to Depomed only insofar as it is necessary to evidence any error on the part of Esprit.  This right of inspection shall be exercised only once for any calendar year.  The cost of such inspection shall be borne by Depomed unless the result of such examination is the determination that Net Sales have been understated by at least three percent for any calendar year, in which event Esprit shall bear the reasonable cost of such inspection.

2.7                                 Licensed Product Derivatives.  Any product that is sold by Esprit or an Affiliate, sublicensee or assign of Esprit which is a derivative, analogue or modification of the Licensed Product or which is included in the Patent Rights shall be considered to be Licensed Product, on the Net Sales of which Esprit shall owe Depomed royalties as set forth in Section 2.3.

2.8                                 Judgments.  In the event of a judgment in any suit arising from or related to the Patent Rights or the Trademark requiring Esprit to pay damages or a royalty to, grant a sublicense to, or enter into a cross-licensing arrangement with, a Third Party or in the event of a settlement of such suit consented to by Depomed (which consent shall not be unreasonably withheld) requiring damages or royalty payments to be made, sublicenses to be granted, or cross-licenses to be entered into, the future royalty payments due to Depomed from the applicable Net Sales under this Agreement (and the amount of any Minimum Annual Royalty Payment applicable pursuant to Section 2.3) shall be correspondingly reduced by the amounts due under the requirement of such judgment or under the terms of such settlement but not by more than fifty percent thereof.

2.9                                 No Inconsistent License Grant.  Except as expressly permitted, and only to the extent permitted, under Section 5.3(a) of this Agreement, during the term of this Agreement, Depomed shall not grant to any Third Party a license in the Territory under the Patent Rights to Market the Licensed Product.

3.                                       License Fees.

Esprit shall make the following license fee payments to Depomed:

(a)                                  Five Million Dollars ($5,000,000) on the Effective Date;

(b)                                 Twenty-Five Million Dollars ($25,000,000) on or before the fifteenth day after the Effective Date;

(c)                                  Ten Million Dollars ($10,000,000) on the first anniversary of the Effective Date; and

(d)                                 Ten Million Dollars ($10,000,000) on the second anniversary of the Effective Date.

4.                                       Distribution; Supply; Non-competition.

4.1                                 Distribution in the Territory.  Esprit shall be responsible for the Distribution of Licensed Product in the Territory.

4.2                                 Supply.  Esprit shall purchase from Depomed, on the terms and subject to the conditions set forth in the Supply Agreement, all of Esprit’s requirements of the Licensed Product.

4.3                                 Order Entry.  Esprit or its third party contractor shall provide all order entry, customer service, reimbursement management, warehousing, physical distribution, invoicing, credit and collections and other related facilities and services for the Distribution of Licensed Product in the Territory.  Esprit or its third party contractor shall be exclusively responsible for accepting and filling purchase orders for Licensed Product and for processing billing and returns with respect to Product.

4.4           Non-competition.  During the Term of this Agreement, neither Esprit nor Depomed shall, whether for its own account or for the account or benefit of any Third Party, offer for sale, sell, distribute or otherwise commercialize in the Territory any product that includes the Active Ingredient, except as contemplated by this Agreement.

5.                                       Diligence Obligations and Covenants of Esprit.

5.1                                 Diligence Obligations of Esprit.  Throughout the term of the Agreement, Esprit shall use its commercially reasonable efforts to develop an active market for, and to Market, the Licensed Product in the Territory.  In connection with such obligations, and not intended as a limitation on the range of obligations of the foregoing sentence, Esprit shall use its commercially reasonable efforts to:

(a)                                  cause the First Commercial Sale to occur no later than November 1, 2005 or, if later, within 15 days after Licensed Product is available in commercial quantities pursuant to the terms of the Supply Agreement;

(b)                                 provide a professional field sales force sufficient to cover the Primary Care Market in the Territory from and after the date that is six months after the First Commercial Sale (which sales force shall consist of at least [***] full-time representatives);

(c)                                  provide a professional field sales force sufficient to cover urologists responsible for at least ninety percent of ciprofloxacin HCl prescriptions written in the United States (which sales force shall consist of at least [***] full-time representatives from and after November 1, 2005 or, if later, within 15 days after Licensed Product is available in commercial quantities pursuant to the terms of the Supply Agreement);

THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

(d)                                 build an active and continuous marketing and sales program capable of addressing the market opportunity for the Licensed Product in the Territory;

(e)                                  accept, and Distribute in response to, customer orders and requests for Licensed Product in the Territory so as not to result in shortages of Licensed Product in the Territory;

(f)                                    carry adequate inventories of Products to service all accounts within the Territory;

(g)                                 provide a dedicated product specialist, customer support and technical support for the Licensed Product at a level reasonably calculated to assure sales performance, customer satisfaction (including without limitation (A) establish and maintain a sufficiently detailed tracking system to permit successful tracking of Products in the event of a recall and (B) keep a record of all customer complaints and communicate promptly to Depomed all such complaints);

(h)                                 provide reasonable and adequate advertising and promotion capable of addressing the market opportunity for the Licensed Product in the Territory (and, with respect to the period beginning on the Effective Date and ending on December 31, 2006, consistent with the marketing budget attached hereto as Exhibit C); and

(i)                                     provide sufficient samples of Licensed Product for its field sales force.

5.2                                 Compliance with Regulations.  Esprit shall perform its obligations in respect of the Distribution of Licensed Product in the Territory and the Marketing of Licensed Product in the Territory (a) only in a manner which is consistent with FDA and all other applicable regulatory approvals or requirements which are then in effect with respect to the Licensed Product and (b) in compliance with all applicable laws, restrictions and regulations of the FDA, the Department of Commerce and any other United States, state, local, or applicable agency or authority.  Esprit shall (a) limit its claims of efficacy and safety for Licensed Product to those that are consistent with approved promotional materials and FDA-approved prescribing information for Licensed Product in the Territory, (b) not add, delete or modify claims of efficacy and safety in the Marketing of Licensed Product under this Agreement from those claims of efficacy and safety that are consistent with the FDA-approved prescribing information and applicable law and (c) Market the Licensed Product in adherence to applicable laws and in compliance with the then current Pharmaceutical Research and Manufacturers of America Code on Interactions with Healthcare Professionals.

5.3                                 Sales Force.

(a)                                  Establishment of Primary Care Sales Force.  In the event that Esprit fails to provide a professional field sales force of at least [***] representatives to cover the Primary Care Market in the Territory within six months after the First Commercial Sale as required pursuant to Section 5.1(b), then Esprit shall present to Depomed a plan of action to provide such a sales force of at least [***] representatives within nine months after the First Commercial Sale.  If, as of the nine-month anniversary of the First Commercial Sale, Esprit has not established and maintained a professional field sales force of at least [***] representatives to cover the Primary Care Market in the Territory, then, in Depomed’s sole discretion, Depomed may, but shall have no obligation to, elect to either (i) convert the license granted pursuant to Section 2.1 into a non-exclusive license with respect to the Primary Care Market (in which event the license shall remain exclusive with respect to the Urology Market), or (ii) terminate the license granted pursuant to Section 2.1 with respect to the Primary Care Market.  Either such election shall take effect immediately upon written notice from Depomed to Esprit.  In the event that Depomed makes either such election, the Parties shall negotiate in good faith any necessary or desirable modifications to this Agreement (including without limitation modifications with respect to the Distribution of the Licensed Product and the elimination of Depomed’s non-competition obligations set forth in Section 4.4 above with respect to the Primary Care Market) to ensure that Depomed receives the royalty payment required pursuant to Section 2.3 with respect to Net Sales within the Urology Market and that Esprit is reasonably compensated for any Distribution of Licensed Product in respect of sales of Licensed Product not made by Esprit or its sublicensees.

(b)                                 Maintenance of Sales Force.  The parties acknowledge and agree that Depomed shall have the right to terminate this Agreement for “Cause” pursuant to Section 15.2 with respect to a breach by Esprit of its obligation to (i) maintain a sales force of at least [***] representatives (after the nine month anniversary of the First Commercial Sale) to cover the Primary Care Market as required by Section 5.1(b) or (ii) maintain a sales force of at least [***] representatives to cover the Urology Market only after Depomed notifies Esprit of such breach pursuant to Section 15.2 and Esprit fails to cure such breach within sixty days after such notice from Depomed, as contemplated by Section 15.2.

5.4                                 Details Following an Esprit Change of Control.  From and after the occurrence of an Esprit Change of Control or any assignment of this Agreement by Esprit pursuant to Article 17, during each calendar year of the term of this agreement, Esprit (or its successor in interest or assignee, as applicable) shall provide the following number of minimum Calls: (a) [***]; (b) [***]; (c) [***]; and (d) [***].  The foregoing minimum call obligations shall be pro-rated for the calendar year in which the Esprit Change of Control or assignment occurs, or any other partial calendar year of the term of this Agreement.

THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

6.                                       Promotional Materials.

Esprit shall limit its statements, discussions and claims regarding the Licensed Product, including those as to safety and efficacy, to those which are consistent with the Licensed Product labeling and the promotional materials related to the Licensed Product.

7.                                       Manufacturing.

Nothing in this Agreement is intended to grant to Esprit any rights to manufacture, have manufactured by any Third Party, or otherwise produce Licensed Product.  Any such rights shall be granted only pursuant to the Supply Agreement.

8.                                       Confidentiality.

Except as specifically authorized by this Agreement, each Party shall, for the term of this Agreement and for five years after the expiration or termination of this Agreement, keep confidential, not disclose to others and use only for the purposes authorized herein all Proprietary Information provided by the other under this Agreement; provided, however, that the foregoing obligations of confidentiality shall not apply to the extent that any such information is (i) already known to the recipient at the time of disclosure as evidenced by its prior written records; (ii) published or publicly known prior to or after disclosure other than through unauthorized acts or omissions of the recipient; (iii) disclosed in good faith to the recipient by a Third Party entitled to make such disclosure; or (iv) independently developed by or on behalf of the recipient without recourse to the disclosure herein as documented in writing.  Notwithstanding the aforesaid, the recipient may disclose Proprietary Information to governmental agencies as required by law, and to vendors and clinical investigators having a need to know and as may be necessary for the recipient to perform its obligations hereunder, but only if such disclosure to vendors and, where practicable, to clinical investigators is in accordance with a written agreement imposing essentially the same obligation of confidentiality on such Party as is imposed upon the recipient hereunder.

9.                                       Regulatory Affairs

9.1                                 Regulatory Responsibility.  Effective as of thirty days after the Effective Date, and thereafter during the term of this Agreement, Esprit shall have full control and authority, with full responsibility over, commercialization of Licensed Product in the Territory, and all such activity shall be undertaken at Esprit’s expense. Esprit will use commercially reasonable efforts in undertaking investigations and actions required to maintain appropriate governmental approvals to market Licensed Product in the Territory.  During the thirty day period beginning on the Effective Date, Depomed will cooperate with Esprit to transfer to Esprit such materials and documentation reasonably requested by Esprit, and provide Esprit with such other assistance as may be reasonably requested by Esprit, to facilitate the transfer to Esprit of the responsibilities set forth in this Section 9.1.

9.2                                 Transfer of NDA.  Within twenty days after receiving Esprit’s written request, Depomed shall provide Esprit with a letter addressed to FDA authorizing and requesting that each of the NDA and IND owned by Depomed and pertaining to Licensed Product in the Territory be transferred, in its entirety, to the name of Esprit.  Depomed shall provide Esprit with a copy of the letter and Esprit shall immediately send a letter to FDA accepting the NDA and IND.  Depomed will be entitled to copy and reference the NDA and IND, and any safety database or other safety information related to the Licensed Product, outside the Territory freely as it determines. Each Party will notify the other immediately by telephone (with prompt written follow-up) of any inquiry, contact or communication received from any governmental regulatory agency or other official body (within or outside of the Territory) which relates to Licensed Product or any component or ingredient thereof, and will promptly furnish the other party with copies of all written communications relating thereto sent to or received from such regulatory agency.  Esprit shall consult with Depomed prior to making a material modification to the NDA or IND pertaining to the Licensed Product, and shall consider in good faith Depomed’s views with respect to the impact any such modification may have on the marketing and commercialization of the Licensed Product outside of the Territory.  Esprit shall provide, at Depomed’s expense, such cooperation as may be reasonably necessary to assist Depomed in referencing the NDA or IND pertaining to Licensed Product or safety information related to Licensed Product in connection with regulatory applications and approvals for Licensed Product outside of the Territory made by Depomed or Depomed’s licensees; provided that, in Esprit’s reasonable judgment, such assistance is not unduly burdensome to Esprit’s senior management.  In furtherance and not in limitation of the immediately preceding sentence, Depomed may request that Esprit supplement, at Depomed’s expense, the NDA related to the Licensed Product (e.g., to include additional data related to the Licensed Product) in connection with regulatory applications and approvals for Licensed Product outside of the Territory, which modifications will be subject to the written approval of Esprit, not to be unreasonably withheld.

9.3                                 Maintenance of NDA.  Esprit shall bear responsibility for, and shall bear all costs related thereto, to take such actions as may be necessary, in accordance with accepted business practices and legal requirements, to obtain and maintain the authorization and/or ability to Market the Licensed Product in the Territory.  Any required Phase IV studies related to the Licensed Product shall be conducted by Esprit.

9.4                                 Communications with Regulatory Authorities.  Esprit shall have the responsibility, and shall bear all costs related to, communications with any government agencies to satisfy its requirements regarding the authorization and/or continued authorization to Market the Licensed Product in commercial quantities in the Territory.  Depomed shall promptly notify Esprit of any inquiry or other communication that it receives from the FDA concerning the Licensed Product.  Esprit shall handle all communications with the FDA concerning the Licensed Product (other than any such communications by or on behalf of Depomed required to be made in connection with the manufacture of Licensed Product by or on behalf of Depomed), including but not limited to reporting adverse reactions and responding to any inquiries concerning advertising or promotional materials, and shall provide copies of all such communication to Depomed.  Depomed, however shall be able to communicate with such governmental agency regarding the Licensed Product if:

(a)                                  Such communication is necessary to comply with the terms of this Agreement or the requirements of any law, governmental order or regulation; or

(b)                                 Depomed, if practical, made a request of such agency to communicate with Esprit instead, and such agency refused such request;

(c)                                  Such communication relates to the CMC Section of the NDA for the Licensed Product, manufacturing specifications related to the Licensed Product, or the GR System generally (and not specifically to the Licensed Product);

(d)                                 provided, however, that before making any communication under (a), (b) or (c) of this Section, Depomed shall give Esprit notice as soon as possible of Depomed’s intention to make such communication, and Esprit shall be permitted to accompany Depomed, take part in any such communications and receive copies of all such communications.

9.5                                 Medical Inquiries.  Esprit shall respond to medical questions or inquiries relating to the Licensed Product and shall instruct its sales force to direct medical inquiries either to its own medical personnel or to the Esprit toll-free number referred to in Section 9.6, within a reasonable time from the Effective Date.  Esprit shall designate an individual to serve as medical liaison in order to ensure consistency in the handling of medical inquiries.  The medical liaison will regularly review Licensed Product inquiries and responses and will also be available for responding to non-routine inquiries should these arise.

9.6                                 Toll-Free Number.  Esprit shall maintain a toll-free telephone number to provide information in response to inquiries from health care professionals and consumers.  This number shall be noted in all appropriate advertising and promotional materials, except that Depomed may, at its option, use a different number in advertising and promotional materials that it develops for use outside of the Territory.

9.7                                 Adverse Reactions; Recalls.  Except as otherwise set forth in the Supply Agreement, Esprit shall be responsible for handling all complaints from customers in the Territory relating to adverse reaction reports, adverse events, and recall activities with respect the Licensed Product.  Depomed shall promptly transfer and notify Esprit of any such complaints, and shall cooperate with Esprit as necessary to resolve or address the situation, including, without limitation, by providing detailed distribution records to Esprit.

9.8                                 NDC Number.  The Parties acknowledge and agree that (a) the Licensed Product may be distributed initially for a limited period under the National Drug Code number for the Licensed Product assigned to Depomed and (b) Esprit shall be responsible, at its expense, for complying with on Depomed’s behalf, or assisting Depomed in its compliance, with all FDA and other obligations and requirements (including without limitation adverse reaction reports, adverse events, and recall activities) applicable to Depomed as a result of any and all distribution of the Licensed Product under the National Drug Code number for the Licensed Product assigned to Depomed.

9.9                                 Withdrawal of NDA.  The Parties acknowledge and agree that “Cause” shall be deemed to exist pursuant to Section 15.2 of this Agreement upon any breach of the provisions of this Agreement (including without limitation this Article 9) by Esprit that results in the withdrawal of the NDA pertaining to Licensed Product, or any material interruption in the supply of Licensed Product.

10.                                 Ownership of Technology; Third Party Infringement.

10.1                           Ownership.  Depomed shall (i) have and retain all right, title and interest in or Control over, as applicable, all Depomed Patents, inventions, discoveries, and Know-How concerning the Licensed Product, including formulations thereof, or methods of making or using same which have been made, conceived, reduced to practice or generated by its employees, agents, or other persons acting under its authority prior to the Effective Date and (ii) have and retain all rights, title and interest in all inventions, discoveries and Know-How relating to the Licensed Product including formulations thereof, or methods of making or using same, or Improvements thereof, which are made, conceived, reduced to practice or generated, (A) solely by Depomed’s employees, agents, or other persons acting under its authority, (B) solely by Esprit’ employees, agents, or other persons acting under its authority or (C) jointly by Depomed’s employees, agents, or other persons acting under Depomed’s authority and Esprit’s employees, agents, or other persons acting under Esprit’s authority (collectively, “Inventions”).  Esprit shall make available to Depomed all information in its possession necessary or expedient for the filing of patent applications arising out of or related to Inventions.

10.2                           Third Party Infringement.  If in the opinion of either Party any issued patent contained in the Patent Rights has been infringed by a product in competition with Licensed Product, such Party shall give to the other party notice of such alleged infringement, in which event Depomed may at its discretion take such steps as it may consider necessary to prosecute such infringement.  If Depomed, after such notice, elects to bring suit, it shall be entitled to all damages recovered as a result of said infringement.  Esprit shall have the right, at its own expense, to be represented by counsel in any such litigation.  In addition, in any such litigation, Esprit may elect by notice to Depomed to share equally with Depomed the costs of such litigation in exchange for the right to share equally with Depomed in any recovery of damages resulting from such litigation. Such election by Esprit shall be made not later than 60 days from the date such litigation is commenced.  If Depomed, after such notice from Esprit, elects not to bring suit, it shall notify Esprit of such election within thirty days after receipt of such notice and Esprit shall then have the right to bring suit at its own expense.  Esprit shall also have the right to bring suit if Depomed fails to institute suit within six months from the date of the original notice of infringement by Esprit.  In addition, in any such litigation, Depomed may elect by notice to Esprit to share equally with Esprit the costs of such litigation in exchange for the right to share equally with Esprit in any recovery of damages resulting from such litigation. Such election by Depomed shall be made not later than 60 days from the date such litigation is commenced.  In any litigation brought by Esprit, Esprit shall have the right to use and sue in Depomed’s name, and Depomed shall have the right, at its own expense, to be represented by counsel.  Any recovery or damages received by Esprit shall be retained by Esprit.

11.                                 Representations and Warranties.

11.1                           Representations and Warranties of Depomed.  Depomed expressly warrants and represents to Esprit that:

(a)                                  to its knowledge, it has full right, title, and interest in and to or the right to practice all presently existing Patent Rights and Know-How relating to the Licensed Product or the GR System; that there are no outstanding written or oral agreements inconsistent with this Agreement; that it has all necessary corporate power and authority to enter into this Agreement and grant the license provided herein without burdens, encumbrances, restraints, or limitations of any kind which could adversely affect the rights of Esprit under this Agreement; that, as of the Effective Date, it has all necessary corporate power and authority to grant the right of first refusal granted to Esprit under Article 13; and that, as of the Effective Date, there are no written or oral agreements inconsistent with the right of first refusal granted to Esprit under Article 13.

(b)                                 it is presently aware of no patents or patent applications owned by a Third Party and not licensed to Depomed which would be infringed by the practice of the presently existing Patent Rights or Know-How related to the Licensed Product or the GR System nor has Depomed received, or is aware of, any claims by Third Parties, either asserted or unasserted, with respect to such matters.

(c)                                  As of the Effective Date, Depomed is not conducting any research or development with respect to any product or product candidate containing the Active Ingredient, other than the Licensed Product.

11.2                           Mutual Representations and Warranties.  Each Party hereby represents and warrants to the other Party as follows:

(a)                                  It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.  It has all requisite power and authority to carry on its business and to own and operate its properties and assets.  The execution, delivery and performance of this Agreement have been duly authorized by its Board of Directors.  Such Party has obtained all authorizations, consents and approvals, governmental or otherwise, necessary for the execution and delivery of this Agreement, and to otherwise perform such Party’s obligations under this Agreement.

(b)                                 There is no pending or, to its knowledge, threatened litigation involving it which would have any material adverse effect on this Agreement or on its ability to perform its obligations hereunder.

(c)                                  There is no indenture, contract, or agreement to which it is a Party or by which it is bound which prohibits or would prohibit the execution and delivery by it of this Agreement or the performance or observance by it of any material term or condition of this Agreement.

12.                                 Indemnification; Insurance.

12.1                           Indemnification.  Each Party will defend, at its own expense, indemnify and hold harmless the other Party and its Affiliates from and against any and all damages, liabilities, losses, costs, and expenses, including attorneys fees, arising out of any claim, suit or proceeding brought against the other Party to the extent such claim, suit, or proceeding is based upon a claim arising out of or relating to (i) any breach or violation of, or failure to perform, any covenant or agreement made by such indemnifying Party in this Agreement, unless waived in writing by the indemnified Party; (ii) any breach of the representations or warranties made by such indemnifying Party in this Agreement; or (iii) the negligence or willful misconduct of the indemnifying Party, except (under any of (i) and (ii)) to the extent arising out of the breach, violation, failure, negligence or willful misconduct of the indemnified Party.  Each Party agrees that it shall promptly notify the other in writing of any such claim or action and give the indemnifying Party full information and assistance in connection therewith.  The indemnifying Party shall have the sole right to control the defense if any such claim or action and the sole right to settle or compromise any such claim or action, except that the prior written consent of the other Party shall be required in connection with any settlement or compromise which could (i) place any obligation on or require any action of such other Party; (ii) admit or imply any liability or wrongdoing of such other Party; or (iii) adversely affect the goodwill or public image of such other Party.  Notwithstanding the foregoing, the indemnified Party may participate therein through counsel of its choice, but the cost of such counsel shall be borne solely by the indemnified Party.

12.2                           Insurance.  Esprit shall maintain, commencing as of the First Commercial Sale and for a period of [***] after any expiration of termination of this Agreement, a Commercial General Liability Insurance policy or policies with minimum limits of [***] in the aggregate.  Upon request Esprit shall provide certificates of insurance to Depomed evidencing the coverage specified herein. Except as expressly stated herein, Esprit’s liability to Depomed is in no way limited to the extent Esprit’s insurance coverage.

13.                                 Right of First Refusal.

If at any time during the term of this Agreement, Depomed receives a bona fide proposal from a Third Party requesting to enter into a license to Market Licensed Product in Canada (a “Canadian License”), then Depomed shall so notify Esprit and shall provide to Esprit a summary of the terms of the proposed Canadian License (a “Canadian License Notice”).  Esprit may, but shall not be obliged to, deliver to Depomed within fifteen days after the delivery of the Canadian License Notice, a notice advising Depomed that Esprit wishes to enter into a Canadian License on substantially the terms set forth in the Canadian License Notice.  During the thirty day period following the delivery of any notice by Esprit pursuant to the immediately preceding sentence, Depomed and Esprit shall diligently negotiate in good faith modifications to this Agreement necessary to provide for the Marketing of Licensed Product within Canada by Esprit pursuant to this Agreement (which modifications shall include, among others, that Esprit shall be responsible for obtaining and maintaining any regulatory approval necessary to Market Licensed Product in Canada).  During the sixty day period following the expiration of such thirty day period, Depomed shall be free to negotiate and conclude with a Third Party a Canadian License on terms no less favorable to Depomed, taken as a whole, than those reflected in the Canadian License Notice.  Nothing herein shall obligate either Party to agree to or enter into a Canadian License.

THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

14.                                 Term.

Unless sooner terminated as herein provided, this Agreement shall become effective on the Effective Date and shall continue in effect thereafter until expiration or termination in accordance with the terms of this Agreement.

15.                                 Expiry and Termination.

15.1                           Termination.  Unless earlier terminated pursuant to Section 15.2 below, this Agreement shall expire upon the expiration of the payment term for the license grant as set forth in Section 2.3.  Notwithstanding the foregoing, the last sentence of Section 2.3 shall survive any such expiration of this Agreement.

15.2                           Termination for Cause.  At any time prior to the expiration of this Agreement, either Esprit or Depomed may terminate this Agreement forthwith for cause, as “Cause” is described below, by giving written notice to the other Party.  “Cause” for termination by one Party of this Agreement shall be deemed to exist (i) if the other Party is in material breach or default in the performance or observance of any of the provisions of this Agreement applicable to it, and such breach or default is not cured within sixty days (or thirty days in the case of failure to make license fee or royalty payments) after the giving of notice by the Party specifying such breach or default, or (ii) if, with respect to the other Party:

(a)                                  (i) a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect shall be instituted by such Party, or such Party shall consent to the entry of any order for relief in an involuntary case under any such law; (ii) a general assignment for the benefit of creditors shall be made by such Party; (iii) such Party shall consent to the appointment of or possession by a receiver, liquidation, trustee, custodian, sequestrator or similar official of the property of such Party or of any substantial part of its property; or (iv) such Party shall adopt a directors resolution in furtherance of any of the foregoing actions specified in this subparagraph (a); or

(b)                                 a decree or order for relief by a court of competent jurisdiction shall be entered in respect of such Party in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, trustee, sequestrator or other similar official of such Party to wind up or liquidate its affairs, and any such decree or order shall remain unstayed or undischarged and in effect for a period of sixty days.

15.3                           Termination by Depomed.  Depomed shall be entitled to terminate this Agreement immediately upon notice to Esprit in the event that Esprit fails to make to Depomed the $25,000,000 license fee payment required pursuant to Section 3(b) on or before the thirtieth day after the Effective Date.

15.4                           Termination by Esprit.  Beginning on the Effective Date and ending at 5:00 p.m., New York time, on the fourth business day after the Effective Date (the “Patent Diligence Period”), Esprit shall be permitted to conduct a freedom to operate analysis with respect to the

Patent Rights (the “Freedom to Operate Analysis”).  The Freedom to Operate Analysis shall be conducted on Esprit’s behalf by outside patent counsel to Esprit.  If, as a result of the Freedom to Operate Analysis, such outside patent counsel provides Esprit with a written opinion to the effect that Esprit’s ability to Market the Licensed Product in the Territory will be materially and adversely affected by the valid, issued claims of a United States patent owned by a Third Party, then (i) Esprit shall so notify Depomed and, upon the request of Depomed, shall immediately provide such written opinion to Depomed; and (ii) as Esprit’s sole and exclusive remedy for any breach or default of this Agreement by Depomed, if any, Esprit shall be entitled to terminate this Agreement immediately upon notice to Depomed at any time prior to the expiration of the Patent Diligence Period.  Within three business days after any termination of this Agreement by Esprit pursuant to this Section 15.4, Depomed shall return to Esprit the $5,000,000 payment made by Esprit to Depomed on the Effective Date.  Esprit may waive any termination right under this Section 15.4 by written notice to Depomed.

15.5                           Payment Obligations.  Termination of this Agreement shall not terminate the obligations of Esprit to make any payments then owing through the date of termination or the obligations of confidentiality imposed on either Party.

15.6                           Transfer of NDA and IND.  In the event of any termination of this Agreement, (a) Esprit shall within three days prepare and send an executed letter to FDA authorizing the transfer of the NDA and the IND for the Licensed Product to Depomed, and Esprit shall also transfer to Depomed all regulatory documents, a chronology of discussions with FDA, and other information necessary to maintain compliance with the US regulatory authorities, and (b) Esprit will continue to provide Depomed with assistance, at Depomed’s expense during the six month period beginning on the termination date (or such longer period as may be reasonably required), ensuring the orderly transition of the Licensed Product and its corresponding regulatory approvals to Depomed.  If so requested by Depomed, in connection with the transfer of the NDA and the IND for the Licensed Product to Depomed as contemplated by this Section 15.6, Esprit shall also (a) assign to Depomed any or all assignable customer contracts, customer orders, sublicenses and distribution agreements related to the Licensed Product, if so requested by Depomed and (b) provide to Depomed any and all sales, promotional and training material in Esprit’s possession at the time of such transfer.

16.                                 Publicity.

Neither Party will originate any publicity, news release, public comment or other public announcement, written or oral, whether to the press, to stockholders, or otherwise, relating to this Agreement, without the consent of the other Party, except for such announcement which, in accordance with the advice of legal counsel to the Party making such announcement, is required by law; provided, however, that each Party shall be entitled to refer publicly to the relationship of the Parties reflected in this Agreement (i.e., Depomed as the developer of the Licensed Product and Esprit as the exclusive distributor of the Licensed Product in the Territory and Depomed’s exclusive licensee of Marketing rights in the Territory) in a manner that is not damaging to the business or reputation of the other Party.  Except as otherwise permitted pursuant to the immediately preceding sentence, any Party making any announcement which is required by law will, unless prohibited by law, give the other Party an opportunity to review the form and content of such announcement and comment before it is made.  Either Party shall have the right to make such filings with governmental agencies, including without limitation the United States Securities and Exchange Commission, as to the contents and existence of this Agreement as it shall reasonably deem necessary or appropriate.  The Parties have agreed upon the form and content of a joint press release to be issued by the Parties promptly following the execution of this Agreement.

17.                                 Assignability.

17.1                           Assignment.  This Agreement may be assigned by either Party to an Affiliate without the consent of the other Party.  This Agreement may not otherwise be assigned by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

17.2                           Liability.  No assignment permitted by this Article 17 shall serve to release either Party from liability for the performance of its obligations hereunder.

18.                                 Notices.

18.1                           Notices.  All notifications, demands, approvals and communications required to be made under this Agreement shall be given in writing and shall be effective when either personally delivered or sent by facsimile if followed by prepaid air express addressed as set forth below.  The Parties hereto shall have the right to notify each other of changes of address during the life of this Agreement.

DEPOMED, INC.

1360 O’Brien Drive

Menlo Park, California  94025

Attention:  President

Facsimile:  650-462-9991

With a copy to:

Heller Ehrman LLP

275 Middlefield Road

Menlo Park, California  94025

Attention:  Matthew M. Gosling

Facsimile:  650-324-0638

ESPRIT PHARMA, INC.

2 Tower Center Boulevard

East Brunswick, NJ  08816

Attn:  Steve Bosacki, General Counsel

Facsimile:  (732) 828-9954

18.2                           Receipt.  Any such notice mailed as aforesaid shall be deemed to have been received by and given to the addressee on the date specified on the notice of receipt and delivery evidenced to the sender.

19.                                 Force Majeure.

19.1                           Force Majeure Event.  In the event of any failure or delay in the performance by a Party of any provision of this Agreement due to acts beyond the reasonable control of such Party (such as, for example, fire, explosion, strike or other difficulty with workmen, shortage of transportation equipment, accident, act of God, or compliance with or other action taken to carry out the intent or purpose of any law or regulation), then such Party shall have such additional time to perform as shall be reasonably necessary under the circumstances.  In the event of such failure or delay, the affected Party will use its diligent efforts, consistent with sound business judgment and to the extent permitted by law, to correct such failure or delay as expeditiously as possible.

19.2                           Performance.  In the event that a Party is unable to perform by a reason described in Section 19.1 above, its obligation to perform under the affected provision of this Agreement shall be suspended during such time of nonperformance.

20.                                 Miscellaneous.

20.1                           Enforceability.  It is the desire and intent of the Parties that the provisions of this Agreement shall be enforced to the extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Agreement which substantially affects the commercial basis of this Agreement shall be determined to be invalid or unenforceable, such provision shall be amended as hereinafter provided to delete therefrom or revise the portion thus determined to be invalid or unenforceable, such amendment to apply only with respect to the operation of such provision of this Agreement in the particular jurisdiction for which such determination is made.  In such event, the Parties agree to use reasonable efforts to agree on substitute provisions, which, while valid, will achieve as closely as possible the same economic effects or commercial basis as the invalid provisions, and this Agreement otherwise shall continue in full force and effect.  If the Parties cannot agree to such revision within sixty days after such invalidity or unenforceability is established, the matter may be submitted by either Party to arbitration as provided in this Agreement to finalize such revision.

20.2                           Entire Agreement.  This Agreement and the Supply Agreement represent the entire agreement between the Parties concerning the subject matter herein (except as specifically noted herein) and supersedes all prior or contemporaneous oral or written agreements of the Parties; except that information disclosed pursuant to the confidentiality agreement between the Parties dated June 22, 2005 shall continue to be subject to the terms of that agreement until the effective date of this Agreement, from which date it will be treated as Proprietary Information pursuant to Article 8 of this Agreement.  This agreement may be modified, amended or changed only by a written instrument signed and delivered by the Parties, with clear intent to modify, amend or change the provisions hereof.

20.3                           Waiver.  The waiver by a Party of any single default or breach or succession of defaults or breaches by the other shall not deprive either Party of any right under this Agreement arising out of any subsequent default or breach.

20.4                           Governing Law.  All matters affecting the interpretation, validity, and performance of this Agreement shall be governed by the laws of the State of California without regard to that state’s conflict of laws rules or principles.

20.5                           Independent Contractors.  Nothing in this Agreement authorizes either Party to act as agent for the other Party as to any matter.  The relationship between Depomed and Esprit is that of independent contractors.

20.6                           Survival.  The provisions of Articles 8, 10, 12, 14, 15, 16, 17, 18, 19 and 20 shall survive any termination of this Agreement.

20.7                           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original.

20.8                           Arbitration.  Any and all disputes between the Parties relating in any way to the entering into of this Agreement and/or the validity, construction, meaning, enforceability, or performance of this Agreement or any of its provisions, or the intent of the Parties in entering into this Agreement, or any of its provisions, or any dispute relating to patent validity or infringement arising under this Agreement shall be settled by arbitration.  Such arbitration shall be conducted in San Francisco, California (if brought by Esprit) or Newark, New Jersey (if brought by Depomed) in accordance with the rules then pertaining of the American Arbitration Association with a panel of three arbitrators.  (Each Party shall select one arbitrator and the two selected arbitrators shall select the third arbitrator.  If the two selected arbitrators cannot agree on a third arbitrator then the American Arbitration Association shall select said arbitrator from the National Panel of Arbitrators.)  Reasonable discovery as determined by the Arbitrators shall apply to the arbitration proceeding.  The law of the State of California shall apply to the arbitration proceedings.  Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.  The successful Party in such arbitration, in addition to all other relief provided, shall be entitled to an award of all its reasonable costs and expenses including attorney costs.  Both Parties agree to waive, and the Arbitrators shall have no right to award, punitive damages in connection with an arbitration proceeding hereunder.

20.9                           Co-Promotion.  Esprit will consider any proposal by Depomed to co-promote the Licensed Product within the Territory.  Esprit may accept or reject any such proposal in its sole discretion.  The terms of any such co-promotion arrangement will be set forth in a separate, mutually agreeable contract between the Parties.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed by their duly authorized officers on the date first above written.

DEPOMED, INC.

By:	/s/ John W. Fara
Name:	John W. Fara
Title:	President & CEO

ESPRIT PHARMA, INC.

By:	/s/ John T. Spitznagel
Name:	John T. Spitznagel
Title:	Chairman & CEO

Exhibit A

Depomed Patents and Registered Intellectual Property

United States Patents

[***]

United States Patent Applications:

[***]

United States Trademarks

ProquinTM

FluroquinTM

Domain Names

proquinxr.com

proquinxr.net

proquinxr.org

proquinxr.us

proquinxr.biz

proquinxr.info

proquin.com

proquin.net

proquin.org

proquin.us

proquin.biz

proquin.info

THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

Exhibit B

Minimum Royalty Payments

Calendar Year	Minimum Annual Royalty Amount ($ )
2006	4,600,000
2007	5,000,000
2008 - end of term		*

 * Beginning in 2008, the applicable Minimum Annual Royalty shall increase annually from the prior year to reflect any increase in the United States Bureau of Labor Statistics Consumer Price Index — All Commodities (or any successor index) for such year (measured as of the first day of such year relative to the first day of the prior year).

Exhibit C

Initial Marketing Budget

Esprit plans to spend [***] on Licensed Product marketing between the Effective Date and December 31, 2006.

THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.